Exhibit 99.2

         Excerpts from presentation materials of Gary Peterson, President and Chief Operating Officer of OfficeMax, to be delivered on March 7, 2002 at OfficeMax's vendor and leadership summit meeting.

Note: Statements made in this Form 8-K, other than those concerning historical information, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and are made pursuant to the "safe harbor" provisions of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements use such words as "may," "will," "should," "expects," "plans," "anticipates," "estimates," "believes," "thinks," "continues," "indicates," "outlook," "looks," "goals," "initiatives," "projects," or variations thereof. Forward-looking statements are based on management's current beliefs and assumptions regarding future events and operating performance and speak only as of the date of this Form 8-K. These statements are likely to address OfficeMax's growth strategy, future financial performance (including sales and earnings), strategic initiatives, marketing and expansion plans and the impact of operating initiatives. Forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside the control of OfficeMax, that could cause OfficeMax's actual results to differ materially from those expressed or implied in such statements. These risks and uncertainties include the following: risks associated with general economic conditions (including effects of additional terrorist attacks and hostilities, continued economic slowdown and declining employment rate or other changes in our customers' business environments); failure to adequately execute plans and unforeseen circumstances beyond OfficeMax's control in connection with development, implementation and execution of new business processes, procedures and programs (including cost and expense control programs, store openings and closings, OfficeMax's supply-chain management program, enterprise resource planning computer system and new vendor purchasing operating model); greater than expected expenses associated with OfficeMax's activities; the effects of adoption of SFAS 142; and other risks and uncertainties described in Exhibit
99.1 of OfficeMax's Annual Report on Form 10-K for the fiscal year ended January 27, 2001, and in other reports and exhibits to reports filed with the Securities and Exchange Commission (these descriptions are incorporated herein by reference). You are strongly urged to review such filings for a more detailed discussion of such risks and uncertainties. OfficeMax's SEC filings are available, at no charge, at www.sec.gov and www.freeEDGAR.com, as well as on a number of other Web sites. The foregoing list of important factors is not exclusive. OfficeMax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SLIDE:  Big goals...delivered!



PETERSON: Convert over 90% of in-store SKU's from Direct-Store Deliveries (DSD) to Self-Distributed.

SLIDE:  Big goals...delivered!
Reduce Inventory by $400 Million over two years

PETERSON: Over two years, our goal was to reduce Inventory by $400 Million. Since October 2000, we have reduced our inventory dollars by $360 million.